Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated September 16, 2013, with respect to the financial statements of DTLR Holding, Inc. as of January 28, 2012 and January 29, 2011 and for each of the two years in the period ended January 28, 2012 contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Baltimore, Maryland
November 1, 2013